Distribution Agreement

This Distribution Agreement (this “Agreement”) is made this 3rd day of September, 2024, by and between the Investment Managers Series Trust, a Delaware statutory trust (the “Trust”), and First Trust Portfolios, L.P., an Illinois limited partnership (the “Distributor” and together with the Trust, each a “Party” and collectively the “Parties”).

W i t n e s s e t h:

Whereas, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an openend management investment company and is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets of the Trust and separate classes of Shares of a series (each a “Class”);

Whereas, the Trust desires to retain the Distributor as principal underwriter in connection with the offering and sale of the Shares (including any Class thereof) of each series of the Trust listed on Exhibit A hereto (as amended from time to time pursuant to the terms hereof) (each a “Fund” and collectively, the “Funds”);

Whereas, the Trust has authorized the issuance of Shares (including each Class thereof) of each Fund;

Whereas, the Distributor is registered as a brokerdealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

Whereas, this Agreement has been approved by a vote of the Trust’s board of trustees (the “Board”), including those trustees who are not “interested persons” of the Trust, as defined in the 1940 Act (the “Disinterested Trustees”) in conformity with Section 15(c) of the 1940 Act; and

Whereas, the Distributor is willing to act as principal underwriter for the Trust on behalf of the Funds on the terms and conditions hereinafter set forth.

Now, Therefore, in consideration of the premises and covenants hereinafter contained, the Trust and the Distributor agree as follows:

Section 1.        Appointment of Distributor.

The Trust hereby appoints the Distributor as general distributor of the Shares during the term of this Agreement. The Trust reserves the right, however, to refuse at any time or times to sell any Fund Shares hereunder for any reason deemed adequate by the Board.

Section 2.        Sale and Payment.

Under this Agreement, the following provisions shall apply with respect to the sale of and payment for Shares of each Fund:

(a)         The Distributor shall have the right, as principal or agent, to purchase Shares from the Trust at their net asset value and to sell such Shares to the public against orders therefor at the applicable public offering price, as defined in Section 3 hereof. The Distributor shall also have the right, as principal, to sell Shares to dealers against orders therefor at the public offering price less a concession determined by the Distributor. The Distributor may in its reasonable discretion refuse to accept orders for Shares from any particular applicant.

(b)         Prior to the time of delivery of any Shares by the Trust to, or on the order of, the Distributor, the Distributor shall pay or cause to be paid to the Trust or to its order an amount in New York clearing house funds equal to the applicable net asset value of such Shares. The Distributor shall retain so much of any sales charge or underwriting discount as is not allowed by it as a concession to dealers.

(c)         The Distributor may, in its discretion, and shall, at the request of a Fund, enter into agreements with such qualified brokerdealers and other financial intermediaries as it may select (the “Financial Intermediaries”), in order that such Financial Intermediaries may sell Shares of the Fund(s). The form of any dealer agreement shall be approved by the Trust (the “Standard Dealer Agreement”). Except as otherwise noted in the Trust’s Registration Statement (as defined in Section 3, below) for a Fund, all Shares of a Fund sold to investors by the Distributor or a Fund will be sold at the public offering price as described in the Trust’s Registration Statement applicable to such Fund. Shares sold to customers/clients of the Financial Intermediaries may be subject to a sales load to the extent the Shares (or Class thereof) may be subject to a sales load as set forth in the applicable Fund’s Prospectus (as defined in Section 3, below). The Distributor may reallow all or a portion of the sales load to the Financial Intermediaries.

The Distributor shall not be obligated to make any payments to the Financial Intermediaries or other third parties, unless (i) the Distributor has received a corresponding payment from the applicable Fund and (ii) such corresponding payment has been approved by the Board. The Distributor shall include in the forms of agreement with Financial Intermediaries a provision for the forfeiture by them of any sales charge or discount with respect to Shares sold by them and redeemed, repurchased or tendered for redemption within seven business days after the date of confirmation of such purchases. The Distributor may also make payments to Financial Intermediaries from its own resources, subject to the following conditions: (A) any such payments shall not create any obligation for or recourse against a Fund or Class thereof and (B) the terms and conditions of any such payments are consistent with the Fund’s Prospectus and applicable federal and state securities laws and are disclosed in the applicable Fund’s Prospectus or statement of additional information to the extent such laws may require.

(d)        In accordance with Rule 12b1 under the 1940 Act, the Board may have approved a distribution and/or service plan (the “Distribution Plan”) for the applicable Fund and accordingly, Shares of the respective Fund (or Class thereof) may be subject to a distribution and/or service fee upon the terms and conditions set forth in the Distribution Plan and as described in such Fund’s Prospectus. The Distributor shall receive the distribution and/or service fee at the rate and terms and conditions set forth in the Distribution Plan, as amended from time to time.

(e)        The Distributor shall not be obligated to sell any certain number of Shares.

(f)         The Distributor may enter into agreements (“Subcontracts”) with qualified third parties to carry out some or all of the Distributor’s obligations under this Agreement, with the prior written consent of the respective Fund, such consent not to be unreasonably withheld; provided that execution of a Subcontract shall not relieve the Distributor of any of its responsibilities hereunder.

(g)         The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor and any affiliated persons thereof (as defined in the 1940 Act) shall be free to furnish similar services to others. Nothing in this Agreement shall in any way limit or restrict the Distributor or its affiliated persons from buying, selling or trading securities or other assets for its own account or for the account of others.

(h)        Notwithstanding anything herein to the contrary, the Distributor shall not be required to register as a broker or dealer in any specific jurisdiction or to maintain its registration in any jurisdiction in which it is now registered.

(i)         The Distributor shall not purchase Shares from anyone except in accordance with this Section 2 and Section 5 and shall not take “long” or “short” positions in Shares contrary to the agreement and declaration of trust or bylaws of the Trust, each as amended to date (collectively, the “Governing Documents”).

Section 3.        Public Offering Price.

The public offering price shall be the net asset value of Shares, plus any applicable sales charge, all as set forth in the applicable Fund’s current prospectus and statement of additional information, as amended or supplemented and included in the currently effective registration statement(s) or post-effective amendment(s) thereto (the “Registration Statement”), of the Trust on behalf of the respective Fund under the Securities Act of 1933 (the “1933 Act”) and the 1940 Act (each such prospectus and statement of additional information, collectively a “Prospectus”). In no event shall the public offering price exceed 1000/935 of such net asset value, and in no event shall any applicable sales charge or underwriting discount exceed 6.5% of the public offering price. The net asset value of Shares shall be determined in accordance with the provisions of the Governing Documents and the current Prospectus of the Trust relating to the applicable Fund.

Section 4.        Trust Issuance of Fund Shares.

The delivery of Shares shall be made promptly by a credit to a shareholder’s open account for the Fund or by delivery of a Share certificate. The Trust reserves the right to (a)  issue Shares at any time directly to the shareholders of the Fund as a stock dividend or stock split, (b) issue to such shareholders Shares of the Fund, or rights to subscribe to Shares of the Fund. as all or part of any dividend that may be distributed to shareholders of the Fund or as all or part of any optional or alternative dividend that may be distributed to shareholders of the Fund, and (c) to sell Shares in accordance with the current applicable Prospectus.

Section 5.        Redemption or Repurchase.

The Trust agrees to redeem or repurchase Shares tendered by shareholders of the respective Fund in accordance with the Trust’s obligations set forth in each Prospectus and the Registration Statement. The Funds reserve the right to suspend such redemption right upon written notice to the Distributor in accordance with applicable law. The Distributor shall not be responsible for any operational matters associated the redemption of Shares of a Fund with the Trust; provided, however, the Distributor shall act as agent for the Trust in connection with the redemption or repurchase of Shares by the Trust if any only to the extent and upon the terms and conditions set forth in the current applicable Prospectus, and the Trust agrees to reimburse the Distributor, from time to time upon demand, for any reasonable expenses incurred in connection with its role as agent for such redemptions or repurchases.

Section 6.        Representations and Warranties of the Funds.

The Trust hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a)        it is duly organized and in good standing under the laws of its jurisdiction of incorporation/organization and is registered as an openend management investment company under the 1940 Act;

(b)        this Agreement has been duly authorized, executed and delivered by the Trust and, when executed and delivered, will constitute a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(c)        it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its Governing Documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(d)        the Shares are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

(e)        the Registration Statement relating to a Fund and the Prospectus included therein shall be and have been prepared in material conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder;

(f)         the Registration Statement relating to a Fund does not and shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Prospectus included therein and any advertising materials and sales literature prepared by the Fund or its agent do not and shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement including, but not limited to, statements or information furnished in connection with Distributor’s filing obligations as set forth in Section 7 of this Agreement, shall be true and correct in all material respects;

(g)        the Trust owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, knowhow and other intellectual property (collectively, “Intellectual Property”) necessary for or used in the conduct of the Trust’s business and for the offer, issuance, distribution and sale of the Shares of a Fund in accordance with the terms of its Prospectus and this Agreement, and such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party; and

(h)        all necessary approvals, authorizations, consents or orders of or filings with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency have been or will be obtained by the Trust in connection with the issuance and sale of Shares of the Funds, including registration of the Shares under the 1933 Act.

Section 7.        Compliance.

The Distributor shall conform to the Conduct Rules of FINRA and the sale of securities laws of any jurisdiction in which it sells, directly or indirectly, any Shares. The Distributor agrees to make timely filings with the SEC, FINRA and such other regulatory authorities as may be required, of any sales literature relating to the Funds and intended for distribution to prospective investors. The Distributor also agrees to furnish to the Trust sufficient copies of any agreements or plans it intends to use in connection with any sale of Shares in adequate time for the Trust to file and clear them with the proper authorities before they are put in use (which the Trust agrees to use its best efforts to do as expeditiously as reasonably possible), and not to use them until so filed and cleared.

Section 8.       Registration and Qualification of Fund Shares; Additional Covenants of the Trust.

(a)       The Trust agrees to execute such papers and to do such acts and things as shall from time to time be required for the purpose of qualifying and maintaining qualification of the Shares for sale under the “Blue Sky” laws of any state and for maintaining the registration of the Trust and of the Funds under 1933 Act and the 1940 Act, to the end that there will be available for sale from time to time such number of Shares as the Distributor may reasonably be expected to sell. The Trust shall notify the Distributor in writing of the states in which the Shares of the respective Fund may be sold and of any changes to such information. The Trust agrees to file from time to time such amendments or supplements to its Registration Statement relating to the respective Fund and the Prospectus included therein as may be necessary in order that its Registration Statement will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and the Prospectus included therein included therein will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)       The Trust shall advise the Distributor promptly in writing:

(i)        of any material correspondence or other communication by the SEC or its staff relating to a Fund, including requests by the SEC for amendments to the Registration Statement or Prospectus;

(ii)       in the event of the issuance by the SEC of any stoporder suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(iii)      of the happening of any event which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading;

(iv)      of all actions taken by the SEC (other than routine correspondence) with respect to any amendments to any Registration Statement or Prospectus of a Fund which may from time to time be filed with the SEC;

(v)       in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise or to suspend the redemption of Shares of any Fund at any time as permitted by the 1940 Act or the rules of the SEC;

(vi)      in the event that it determines to suspend the determination of the net asset value of a Fund’s Shares; and

(vii)     of the commencement of any litigation or proceedings against the Trust or any of its officers or trustees that the Trust knows of, in connection with, and that could reasonably be expected to have a material adverse effect on, the issue and sale of any of the Shares.

(c)       The Trust shall cooperate in the efforts of the Distributor to sell and arrange for the sale of its Shares. In addition, the Trust shall keep the Distributor informed of its affairs and shall promptly provide to the Distributor from time to time copies of all information, financial statements, and other papers that the Distributor may reasonably request for use in connection with the distribution of Shares of each Fund, including, without limitation, certified copies of any financial statements prepared for the Fund by its independent public accountants and such reasonable number of copies of the most current Prospectus, statement of additional information and annual and interim reports to shareholders as the Distributor may request. Each Trust shall forward a copy of any SEC filings, including its Registration Statement, to the Distributor within one business day of any such filings. The Trust represents that it will not use or authorize the use of any advertising or sales material unless and until such materials have been approved and authorized for use by the Distributor, which approval and authorization shall not be unreasonably withheld.

(d)       The Trust shall provide and cause each other agent or service provider to a Fund, including the Fund’s transfer agent and investment adviser, to provide, to the Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Distributor may reasonably request that may be necessary for the Distributor to perform its duties under this Agreement.

(e)       The Trust shall provide the Distributor with reasonably advanced notice to review and comment on any amendment to a Fund’s Registration Statement or Prospectus. By way of example and not limitation, in the ordinary course of business the Trust shall provide the Distributor any such amendment at least three (3) business days prior to filing such amendment. To the extent either the Trust or Distributor seeks to amend any provision in a Fund’s Registration Statement or Prospectus which pertains to Distributor; the distribution of the Shares; the applicable sales loads or public offering price; the compensation or other payments paid by the Fund and/or Distributor to Financial Intermediaries, other third-party broker-dealers or other parties in connection with the sale of a Fund’s Shares; or any distribution and/or service fee, the Distributor and applicable Fund shall in good faith consult with each other regarding any of the foregoing to develop disclosure mutually acceptable to the Parties. In the event the Trust and Distributor cannot agree on mutually acceptable disclosure, the Trust acknowledges that it may not be commercially reasonable for Distributor to distribute Shares of the Fund and that the Distributor may have to stop distributing Shares of the respective Fund until such time as the Parties can agree on mutually acceptable disclosure. Notwithstanding the foregoing, nothing contained in this Agreement shall in any way limit the Trust right to file at any time such amendments to the Registration Statement or Prospectus, of whatever character, as the respective Fund may deem advisable, such right being in all respects absolute and unconditional.

(f)        The Trust, on behalf of each Fund, has adopted policies and procedures pursuant to Title V of the Gramm-Leach-Bliley Act and SEC Regulation S-P, as may be modified from time to time. In this regard, the Trust (and relevant agents) shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent the unauthorized access to or use of, records and information relating to the Fund and the owners of its Shares.

(g)        The Trust and the Distributor acknowledge that, as between the Trust, on behalf of each Fund, on the one hand, and the Distributor, on the other hand, the Distributor owns and controls the term “First Trust” and all marks related thereto and that all proprietary and other interest in and to the First Trust name shall remain exclusively the property of the Distributor. The Distributor grants to each Fund subject to this Agreement, as amended from time to time pursuant to the terms of this Agreement, a worldwide, nonexclusive, fully paid and royaltyfree license to use the name “First Trust” in the name of the respective Fund for the duration of this Agreement and any extensions or renewals thereof unless earlier terminated or modified as set forth herein. The Trust may also reflect the name of the Distributor in any required regulatory filing of each Fund which merely refers in accurate terms to its appointment hereunder or which are required by the SEC, FINRA or any state securities authority for the duration of this Agreement and any extensions or renewals thereof. Except as herein provided, neither the Trust nor any affiliate, owner, director, officer, employee, or agent thereof shall otherwise use the First Trust name or any derivative thereof without prior express written consent of the Distributor. At the written request of the Distributor, its successors or assigns, the Trust, on behalf of a Fund, shall forthwith stop using the First Trust name or such Fund may continue such use only in accordance with the provisions contained in any such request. Such license also will, upon termination of this Agreement, be automatically and without further action by the Distributor terminated, in which event, the Trust, on behalf of each Fund, shall promptly, but in any event within 30 days, take whatever action may be necessary (including calling a meeting of such Trust’s Board) to change the respective Fund’s name and to discontinue any further use of the name “First Trust” in the name of such Fund or otherwise. Nothing herein will prevent the Distributor, its successors or assigns from using or granting a license to use the name “First Trust,” alone or with other words, to any other party, business or entity in connection with any of the Distributor’s or its affiliated persons’ other activities.

Section 9.     Distributor Independent Contractor.

The Distributor shall be an independent contractor and neither the Distributor nor any of its officers or employees as such is or shall be an employee of the Trust. The Distributor is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. The Distributor assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

Section 10.     Expenses Paid by Distributor.

While the Distributor continues to act as agent of the Trust to obtain subscriptions for and to sell Shares, the Distributor shall pay the following:

(a)       all expenses of printing (exclusive of typesetting) and distributing any prospectus for use in offering Shares for sale, and all other copies of any such prospectus used by the Distributor, and

(b)       all other expenses of advertising and of preparing, printing and distributing all other literature or material for use in connection with offering Shares for sale.

Section 11.     Books and Records.

First Trust shall keep and maintain on behalf of the Trust all books and records which First Trust is, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations. First Trust further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by or upon the request of the Trust or by the SEC at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and the Fund(s) and their respective shareholders; except when requested to divulge such information by duly constituted authorities or court process,

Section 12.     Notice.

All notices required or permitted hereunder, including all information that either Party is required to provide under the terms of this Agreement, shall be in writing and shall be delivered by registered or overnight mail and electronic mail to the address for each Party specified below or to such other person or address as such Party may designate for receipt of notice:

Notices to the Distributor shall be sent to:

First Trust Portfolios, L.P.

120 East Liberty Drive, Suite 400

Wheaton, Illinois 60187

Email:	sjardine@ftportfolios.com

Notices to the Funds shall be sent to:

Investment Managers Series Trust

235 W. Galena St.

Milwaukee, WI 532212

Email:	evan.robledo@mfac-ca.com
boardbooks@mfac-ca.com

Section 13.     Effective Date and Termination.

This Agreement shall become effective as of the date of its execution by each party hereto.

(a)       This Agreement may be terminated by the Trust at any time with respect to a Fund on [ninety] days’ notice from the Trust to the Distributor following either the approval of the Board or the vote of a majority of the votes which may be cast by shareholders of a Fund.

(b)       This Agreement shall automatically terminate in the event of its assignment.

(c)       This Agreement may be terminated by the Distributor on [ninety] days’ written notice to the Trust; provided that notice of such termination may not be given before the earlier of (i) December 31, 2024 and (ii) the date on which that certain purchase agreement by and between First Trust Advisors L.P. and WCM Investment Management, LLC has been terminated in accordance with its terms.

Termination of this Agreement pursuant to this section shall be without payment of any penalty.

Section 14.     Definitions.

For purposes of this Agreement, the following definitions shall apply:

(a)       The “vote of a majority of the votes which may be cast by shareholders of a Fund” means (1) 67% or more of the votes of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present; or (2) the vote of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

(b)       The terms “affiliated person,” “interested person” and “assignment” shall have their respective meanings as defined in the 1940 Act subject, however, to such exemptions as may be granted by the SEC under the 1940 Act.

(c)       The term “Reorganizations” shall mean the reorganizations of certain Funds, on a tax-free basis, into open-end funds sponsored by an Affiliate of First Trust, each pursuant to the terms of a plan of reorganization for the applicable Fund.

Section 15.     Amendment.

(a)       Subject to Section 15(b), this Agreement may be amended at any time by mutual consent of the Parties; provided that such consent on the part of the Trust, on behalf of a Fund, shall be approved (i) by the Board or by vote of a majority of the votes which may be cast by shareholders of the Fund and (ii) by a vote of a majority of the Board who are not interested persons of the Distributor or the Trust cast in person at a meeting called for the purpose of voting on such approval.

(b)       Without the consent of any Party, Exhibit A shall be amended immediately following the closing of the Reorganizations to remove the names of the three Funds that have been reorganized into open-end funds sponsored by an Affiliate of First Trust.

Section 16.     Applicable Law and Liabilities.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. All sales hereunder are to be made, and title to the Shares shall pass, in Chicago, Illinois.

Section 17.     Limitation on Liability; Indemnification.

(a)       The Distributor shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)       In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard by the Distributor in the performance of its duties, obligations, or responsibilities set forth in this Agreement, the Distributor and its affiliates, including their respective officers, directors, partners, agents, and employees (collectively with the Distributor, the “Distributor Indemnitees”), shall not be liable for, and solely out of the assets of the applicable Fund, the Trust agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, assessments, claims, demands and liabilities (including, without limitation, the reasonable costs of investigating or defending any alleged tax, charge, assessment, claim, demand, liability or expense and reasonable legal counsel fees incurred in connection therewith as well as any disbursements and liabilities arising under applicable federal and state laws) (collectively, “Losses”) arising directly or indirectly from the following:

(i)       the inaccuracy of factual information furnished to the Distributor by the Trust or a Fund or the investment adviser, custodians, or other service providers of a Fund;

(ii)      any claim that the Registration Statement, Prospectus, statement of additional information, shareholder report, sales literature and advertisements approved for use by the Trust and/or the respective Fund’s investment adviser or other information filed or made public by the Trust relating to a Fund (as from time to time amended) including, but not limited to, such materials filed by the Distributor with FINRA or other regulatory authorities on behalf of the Trust and/or the respective Fund, included an untrue statement of a material fact or omission of a material fact required to be stated therein or necessary in order to make the statements therein (and in the case of the prospectus and statement of additional information, in light of the circumstances under which they were made) not misleading under the 1933 Act, the 1940 Act, or any other statute, regulation, selfregulatory organization rule or applicable common law, except to the extent the statement or omission was made in reliance upon, and in conformity with, information furnished by or on behalf of the Distributor in writing expressly for use in such materials;

(iii)     any wrongful act of the Trust or a Fund or any of their officers;

(iv)     any error of judgment or mistake of law or for any loss suffered by the Trust or a Fund in connection with the matters to which this Agreement relates;

(v)      the Trust’s or a Fund’s breach of any of its representations, warranties or covenants contained in this Agreement;

(vi)     the Trust’s or a Fund’s failure to comply with applicable laws or regulations;

(vii)    any liability of the Distributor resulting from a representation, covenant or warranty that the Distributor makes, or any indemnification that the Distributor provides, on behalf of the Trust or a Fund and in reliance on the Trust’s or a Fund’s representation, covenant or warranty in an intermediary agreement relating to the Trust or a Fund;

(viii)   the Distributor’s reliance on any instruction, direction, notice, instrument or other information that the Distributor reasonably believes to be genuine;

(ix)     loss of data or service interruptions caused by the Trust’s (or a Trust service provider’s) equipment failure;

(x)      the Distributor serving as distributor of a Fund pursuant to this Agreement; or

(xi)     any action taken or omitted by the Trust or a Fund prior to the effective date of this Agreement with respect to such Fund.

The foregoing rights of indemnification shall be in addition to any other rights to which a Distributor Indemnitee may be entitled as a matter of law. The Trust’s agreement to indemnify a Distributor Indemnitee pursuant to this Section 17 of this Agreement with respect to any action is expressly conditioned upon the Trust being notified of such action or claim of loss brought against any Distributor Indemnitee, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Distributor Indemnitee, unless the failure to give notice does not prejudice the Trust.

The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any action or claim of Losses, but if the Trust elects to assume the defense, such defense shall be conducted by counsel chosen by the Trust and approved by the Distributor, which approval shall not be unreasonably withheld. In the event the Trust elects to assume the defense of any such suit and retains such counsel, the Distributor’s Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of any such suit, or in case the Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Trust or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Fund and the Distributor Indemnitee(s), the Trust will reimburse the Distributor Indemnitees in such suit, for the fees and expenses of any counsel retained by the Distributor and them. This agreement of indemnity will inure exclusively to the applicable Distributor Indemnitee(s).

(c)       The Distributor shall indemnify and hold harmless the Trust on behalf of each Fund, such Fund’s investment adviser and their respective officers, directors, agents, and employees (collectively with the Trust, the “Fund Indemnitees”) from and against any and all taxes, charges, expenses, assessments, claims, demands and liabilities (including, without limitation, the reasonable costs of investigating or defending any alleged tax, charge, assessment, claim, demand, liability or expense and reasonable legal counsel fees incurred in connection therewith as well as any disbursements and liabilities arising under applicable federal and state laws) (collectively, “Fund Losses”) arising directly or indirectly from the following:

(i)        the Distributor’s willful misfeasance, bad faith, gross negligence, or reckless disregard in the performance of its duties, obligations, or responsibilities set forth in this Agreement;

(ii)       the Distributor’s breach of any of its representations, warranties or covenants contained in this Agreement;

(iii)      the Distributor’s failure to comply with applicable laws or regulations; or

(iv)      any claim that the Registration Statement, Prospectus, statement of additional information, shareholder report, sales literature and advertisements approved for use by the Trust and/or the respective Fund’s investment adviser or other information filed or made public by the Trust relating to a Fund (as from time to time amended) included an untrue statement of a material fact or omission of a material fact required to be stated therein or necessary in order to make the statements therein (and in the case of the prospectus and statement of additional information, in light of the circumstances under which they were made) not misleading under the 1933 Act, the 1940 Act, or any other statute, regulation, selfregulatory organization rule or applicable common law, insofar as such statement or omission was made in reliance upon, and in conformity with, information furnished by or on behalf of the Distributor in writing expressly for use in such materials.

The foregoing rights of indemnification shall be in addition to any other rights to which a Fund Indemnitee may be entitled as a matter of law. The Distributor’s agreement to indemnify a Fund Indemnitee pursuant to this Section 17 of this Agreement with respect to any action is expressly conditioned upon the Distributor being notified of such action or claim of loss brought against any Fund Indemnitee, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Fund Indemnitee, unless the failure to give notice does not prejudice the Distributor.

The Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any action or claim of Fund Losses, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by the Distributor and approved by the Trust, which approval shall not be unreasonably withheld. In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Fund Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any such suit, or in case the Trust does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Fund Indemnitee(s) and the Distributor, the Distributor will reimburse the Fund Indemnitee(s) in such suit, for the fees and expenses of any counsel retained by the Trust on behalf of the Funds and them. This agreement of indemnity will inure exclusively to the applicable Fund’s benefit and to the benefit of its Fund Indemnitees.

(d)       Notwithstanding anything in this Agreement to the contrary, neither Party shall be liable under this Agreement to the other Party hereto for any punitive, consequential, special or indirect losses or damages. Any indemnification payable by a Party to this Agreement shall be net of insurance maintained by the indemnified Party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

(e)       No person shall be obligated to provide indemnification under this Section 17 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act, the rules of FINRA, or other applicable laws; provided, however, in such event indemnification is permissible, it shall be provided under this Section 17 to the maximum extent permissible.

Section 18.     Privacy.

In accordance with Regulation SP, if nonpublic personal information regarding either Party’s customers or consumers is disclosed to the other Party in connection with this Agreement, the Party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement. Without limiting the foregoing the Parties acknowledge and agree that certain Confidentiality Agreement dated October 31, 2023 by and between WCM Investment Management, LLC, an affiliate of the Trust and First Trust Advisors L.P., an affiliate of the Distributor shall bind the Parties hereunder.

Section 19.      AntiMoney Laundering.

Each Party hereby agrees to abide by and comply with all relevant antimoney laundering laws and regulations, including, without limitation, the Bank Secrecy Act, as amended, and the USA PATRIOT Act of 2001. Each Party represents that it has established an AntiMoney Laundering Program that complies with all material aspects of the USA PATRIOT Act of 2001 and other applicable antimoney laundering laws and regulations. Each Party also hereby agrees to comply with any new or additional antimoney laundering laws or regulations.

Section 20.     Counterparts.

This Agreement may be executed by the Parties in one or more counterparts, and, if so executed, the separate instruments shall constitute one agreement.

Section 21.     Right to Receive Advice.

(a)       Advice of the Fund and Service Providers. If the Distributor is in doubt as to any action it should or should not take pursuant to this Agreement, the Distributor may request directions, advice or instructions from the Trust or, as applicable, the relevant Fund’s investment adviser, custodian, or other service providers.

(b)       Advice of Counsel. If the Distributor is in doubt as to any question of law pertaining to any action it should or should not take pursuant to this Agreement, the Distributor may request advice from reasonably experienced counsel of its own choosing (which may be counsel for the Trust or a Fund, a Fund’s investment adviser or the Distributor, at the option of the Distributor) at its own expense.

(c)       Conflicting Advice. In the event of a conflict between directions, advice or instructions the Distributor receives from the Trust or a Fund or any of the Trust’s service providers and the advice the Distributor receives from counsel, the Distributor may in its sole discretion rely upon and follow the advice of counsel. The Distributor will provide the Trust with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Trust. Upon request, the Distributor will provide the Trust with a copy of such advice of counsel.

[Signature Page Follows]

In Witness Whereof, the Parties hereto have executed this Agreement on the day and year first above written.

Investment Managers Series Trust, on behalf of the Funds

By:	/s/ Evan Robledo
Name:	Evan Robledo
Title:	Assistant Treasurer

First Trust Portfolios, L.P.

By:	/s/ Andy Roggensack
Name:	Andy Roggensack
Title:	President

A copy of the Agreement and Declaration of Trust (“Trust Agreement”) establishing the Investment Managers Series Trust, (the “Trust”), as amended to date, is on file with the State of Delaware, and notice is hereby given that the Trust Agreement is executed with respect to the Funds identified herein on behalf of the Trust by officers of the Trust as officers and not individually and that the obligations of or arising out of the Trust Agreement are not binding upon any of the trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property of the Fund.

[Signature Page to Distribution Agreement]

Exhibit A

The Funds

WCM Focused Global Growth Fund (ticker symbol: WCMGX, WFGGX)

WCM International Equity Fund (ticker symbol: WCMMX, WESGX)

WCM Developing World Equity Fund (ticker symbol: WCMDX, WCMUX)

WCM Focused International Growth Fund (ticker symbol: WCMIX, WCMRX)

WCM Focused Emerging Markets Fund (ticker symbol: WCMEX, WFEMX)

WCM Focused Emerging Markets ex China Fund (ticker symbol: WCMWX, WCFEX)

WCM Focused International Opportunities Fund (ticker symbol: WCMOX, WCFOX)

WCM International Small Cap Growth Fund (ticker symbol: WCMSX)

WCM Small Cap Growth Fund (ticker symbol: WCMLX, WCMNX)

WCM SMID Quality Value Fund (ticker symbol: WCMFX, WCMJX)

WCM China Quality Value Fund (ticker symbol: WCMCX, WCQGX)

WCM Focused International Value Fund (ticker symbol: WCMVX, WLIVX)

WCM Mid Cap Quality Value Fund (ticker symbol: WCMAX, WMIDX)

WCM Quality Dividend Growth Fund (ticker symbol: WCMYX, WQDGX)